Exhibit 99.1

For Release: August 7, 2009	Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Closes Refinancing

Updates 2009 Net Income Guidance to Reflect Refinancing

WAYNESBORO, VA – August 7, 2009 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, announced today the closing of the refinancing of the existing first lien term loan of its wholly-owned subsidiary, NTELOS Inc. In connection with the refinancing, NTELOS Inc. entered into a new $635 million first lien term loan maturing August 7, 2015, together with a $35 million revolving credit facility maturing August 7, 2014. NTELOS Inc. used proceeds of the new first lien term loan to pay off its outstanding $603 million first lien term loan and to pay closing costs and other expenses related to the transaction, including unwinding its interest rate swap agreement, with the remaining proceeds of approximately $4 million available for general corporate purposes. Pricing on the new first lien term loan was set at LIBOR plus 3.75% with a LIBOR minimum of 2%, and sold at $99 per $100 of principal amount.

The Company’s Chief Executive Officer, James S. Quarforth, stated “Refinancing our existing term loan removes the market risk associated with our debt which would have required significant repayments beginning in December 2010. We are especially pleased to have successfully closed on this reasonably priced new term loan in light of the turbulent credit markets the nation has been experiencing.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

As a result of the refinancing transaction, the Company is updating its net income guidance to reflect the estimated impact of the refinancing on the Company’s 2009 book interest and tax expenses. After adjusting for these estimated expenses, the Company expects 2009 net income attributable to NTELOS Holdings Corp. to range from $55 million to $62 million. Please see the Business Outlook exhibit with this press release for additional guidance detail.

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About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV–based video services and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; adverse economic conditions; leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments including developments that could negatively affect our revenues from network access charges and the universal service fund; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors and the transition of our prepay billing services to a new vendor; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential for patent and other intellectual property right infringement claims; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Report filed on Form 10-K.

NTELOS Holdings Corp.

Business Outlook for the Year 2009 [1] (as of August 7, 2009)	Twelve Months 2009
(dollars in millions)
Operating Revenues - Guidance
Wireless	$438.0	to	$444.0
Wireline	124.0	to	127.0
Other	—		—

	$562.0	to	$571.0

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Adjusted EBITDA - Guidance

Net Income Attributable to NTELOS Holdings Corp.	$55.0	to	$62.0
Net Income Attributable to Noncontrolling Interests	1.0		1.0

Net Income	56.0	to	63.0

Interest expense, net [2]	29.0	to	29.0
Income tax expense [3]	37.0	to	41.0
Other income	1.0		1.0

Operating Income	123.0	to	134.0

Depreciation and amortization	99.0	to	95.0
Accretion of asset retirement obligations	1.0		1.0
Non-cash compensation charges	7.0	to	6.0

Adjusted EBITDA	$230.0	to	$236.0

Wireless	$167.0	to	$171.0
Wireline	69.0	to	71.0
Other	(6.0)		(6.0)

Adjusted EBITDA	$230.0	to	$236.0

Capital Expenditures
Wireless	$62.0	to	$58.0
Wireline	34.0	to	32.0
Other	19.0	to	19.0

Total Capital Expenditures	$115.0	to	$109.0

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

[2]	Cash payments for interest expense for 2009 are expected to be approximately $28 million, exclusive of a $9.4 million payment for the termination of the existing interest rate swap agreement.
[3]	Current cash income tax for 2009 is expected to be between $10 million and $13 million.